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                                                                     EXHIBIT 99






                        PRESS RELEASE, NOVEMBER 10, 2000



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              IMMEDIATE--                            Kelly McGrail 312/706-3281


                      OIL-DRI ANNOUNCES NEW ROLE FOR CHAIRMAN

   CHICAGO -- November 10, 2000 Oil-Dri Corporation of America (ODC - NYSE) announced today that Richard M. Jaffee, Chairman, who will turn 65 in January, 2001, will retire as an employee of the company effective February 1, 2001. Mr. Jaffee will remain Chairman of the Board and will continue to provide counsel to the company on a consulting basis beginning February 1, 2001 and running to February 1, 2006.

   Mr. Jaffee began his career at Oil-Dri in 1958 when it was a distributor of industrial oil and grease absorbents with $1,000,000 in sales. Today, the company has sales of $175,000,000, serves a variety of diverse markets and employs approximately 800 people worldwide.

   "We have an outstanding management team led by Dan Jaffee, President and Chief Executive Officer. I have complete confidence that this group will successfully lead Oil-Dri into the new century. I look forward to continuing my service on the board of directors and working with the management team on strategic issues."

   Oil-Dri is the  world's  largest  manufacturer  of cat  litters and a leading
   supplier  of  specialty   sorbent   products  for   industrial,   automotive,
   agricultural, sports field and fluids purification markets.